Exhibit 99.1

Mr. Cooper Group Adds Former Fannie Mae Executive and Industry Veteran Andrew Bon Salle to Board of Directors

Dallas, Texas – (December 16, 2024) – Mr. Cooper Group Inc. (NASDAQ: COOP) announced today the appointment of Andrew Bon Salle to its board of directors, effective January 1, 2025.

Bon Salle brings more than 30 years of experience in capital markets, risk management, securitization and mortgage policy leadership within the home lending sector. Most recently, he served as Chairman of the Board of Directors of Home Point Capital Inc. Prior to that, he was Executive Vice President of the Single-Family Mortgage business at Fannie Mae where he oversaw capital market functions, managed customer engagement for more than 2,000 clients and partners, directed the performance of a $3.5 trillion credit portfolio and led the digital products group.

“Andrew’s exceptional track record in driving business strategy and transformation, combined with his extensive leadership experience in the mortgage industry, makes him an invaluable addition to our board,” said Jay Bray, Chairman and CEO of Mr. Cooper Group. “We are pleased to welcome him as we advance our strategic vision and continue to build an industry-leading homeownership experience for our customers.”

“I am thrilled to join the Mr. Cooper Group board and contribute to the ongoing evolution of the homeownership journey while supporting and mentoring the next generation of industry leaders,” said Bon Salle. “Mr. Cooper has been a transformative force in the mortgage industry, and I’m honored to help advance its mission of making the dream of homeownership a reality for all Americans.”

About Mr. Cooper Group

Mr. Cooper Group Inc. (NASDAQ: COOP) provides customer-centric servicing, origination and transaction-based services related principally to single-family residences throughout the United States with operations under its primary brands: Mr. Cooper®, Xome® and Rushmore Servicing®. Mr. Cooper is the largest home loan servicer in the country focused on delivering a variety of servicing and lending products, services and technologies. For more information, visit www.mrcoopergroup.com.

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